                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 21, 2001, relating to the financial statements and financial highlights which appear in the September 30, 2001 Annual Reports to Shareholders of The Prudential Investment Portfolios, Inc. (consisting of Prudential Active Balanced Fund, Prudential Jennison Equity Opportunity Fund, and Prudential Jennison Growth Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements", "Other Service Providers" and "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
November 28, 2001